THE GABELLI HEALTHCARE & WELLNESSRx TRUST
 (the "Fund")
EXHIBIT TO ITEM 77I


The Gabelli Healthcare & WellnessRx Trust (the "Fund"), organized as a Delaware Statutory Trust, distributed one transferable right for each of the 14,956,614 shares of beneficial interest outstanding to shareholders of record on June 3, 2014. Three rights were required to purchase one additional common share at the subscription price of $9.00 per share. Shareholders who exercised their full primary subscription rights were eligible for an over-subscription privilege entitling them to subscribe, subject to certain limitations and pro-rata allotment, for any additional common shares not purchased pursuant to the primary subscription. The subscription period expired on July 8, 2014.

On September 24, 2014, the Fund completed an offering of 1.4 million shares of 5.875% Series B Cumulative Preferred Shares ("Series B Preferred") valued at $35 million. The Series B Preferred is perpetual, non-callable for five years, and was issued at $25 per share.

Holders of Series B Preferred are entitled to receive cumulative cash dividends and distributions at the rate of 5.875% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the $25.00 liquidation preference on the Series B Preferred. Dividends and distributions on Series B Preferred accumulate from the date of their original issue, which is September 24, 2014. Dividends and distributions on Series B Preferred are payable quarterly on March 26, June 26, September 26 and December 26 in each year commencing on December 26, 2014. So long as any preferred shares are outstanding, including the Series B Preferred, the Fund may not pay any dividend or distribution (other than a dividend or distribution paid in common shares or in options, warrants or rights to subscribe for or purchase common shares) in respect of the common shares or call for redemption, redeem, purchase or otherwise acquire for consideration any common shares (except by conversion into or exchange for shares of the Fund ranking junior to the preferred shares as to the payment of dividends or distributions and the distribution of assets upon liquidation), unless: (i) the Fund has declared and paid (or provided to the relevant dividend paying agent) all cumulative distributions on the Fund's outstanding preferred shares due on or prior to the date of such common shares dividend or distribution; (ii) the Fund has redeemed the full number of preferred shares to be redeemed pursuant to any mandatory redemption provision in the Fund's agreement and declaration of trust and by-laws (together, the "Governing Documents"); and (iii) after making the distribution, the Fund meets applicable asset coverage requirements. No full distribution will be declared or made on any series of preferred shares, including the Series B Preferred, for any dividend period, or part thereof, unless full cumulative distributions due through the most recent dividend payment dates therefor for all outstanding series of preferred shares of the Fund ranking on a parity with such series as to distributions have been or contemporaneously are declared and made. If full cumulative distributions due have not been made on all outstanding preferred shares of the Fund ranking on a parity with such series of preferred shares as to the payment of distributions, any distributions being paid on the preferred shares will be paid as nearly pro rata as possible in proportion to the respective amounts of distributions accumulated but unmade on each such series of preferred shares on the relevant dividend payment date. The Fund's obligation to make distributions on the preferred shares, including the Series B Preferred, will be subordinate to its obligations to pay interest and principal, when due, on any senior securities representing debt.

The Fund may, at its option, consistent with its Governing Documents and the Investment Company Act of 1940 (the "1940 Act"), and in certain circumstances will be required to, mandatorily redeem Series B Preferred in the event that: (i) the Fund fails to maintain the asset coverage requirements specified under the 1940 Act on a quarterly valuation date and such failure is not cured on or before 60 days following such failure; or (ii) the Fund fails to maintain the asset coverage requirements as calculated in accordance with the applicable rating agency guidelines as of any monthly valuation date, and such failure is not cured on or before 10 business days after such valuation date. The redemption price for Series B Preferred subject to mandatory redemption will be $25.00 plus an amount equal to any accumulated but unpaid distributions (whether or not earned or declared) to the date fixed for redemption. The number of Series B Preferred that will be redeemed in the case of a mandatory redemption will equal the minimum number of outstanding Series B Preferred, the redemption of which, if such redemption had occurred immediately prior to the opening of business on the applicable cure date, would have resulted in the relevant asset coverage requirement having been met or, if the required asset coverage cannot be so restored, all of the Series B Preferred. The holders of Series B Preferred will not have the right to redeem any of their shares at their option

Upon a liquidation, each holder of Series B Preferred will be entitled to receive out of the assets of the Fund available for distribution to shareholders (after payment of claims of the Fund's creditors but before any distributions with respect to the Fund's common shares or any other class of shares of the Fund ranking junior to the Series B Preferred as to liquidation payments) an amount per share equal to the Series B Preferred liquidation preference of $25.00 per share plus any accumulated but unpaid distributions (whether or not earned or declared, excluding interest thereon) to the date of distribution, and such shareholders shall be entitled to no further participation in any distribution or payment in connection with such liquidation. Each series of preferred shares ranks on a parity with any other series of preferred shares of the Fund as to the payment of distributions and the distribution of assets upon liquidation, and would be junior to the Fund's obligations with respect to any outstanding senior securities representing debt. The Series B Preferred carry one vote per share on all matters on which such shares are entitled to vote.

In addition to the requirements imposed by any rating agency rating the Series B Preferred, the Fund must also satisfy asset maintenance requirements under the 1940 Act with respect to its preferred shares, including the Series B Preferred. Under the 1940 Act, such debt or preferred shares may be issued only if immediately after such issuance the value of the Fund's total assets (less ordinary course liabilities) is at least 300% of the amount of any debt outstanding and at least 200% of the amount of any preferred shares and debt outstanding. The Fund is required under the Series B Preferred Statement of Preferences (the "Statement of Preferences") to determine whether it has, as of the last business day of each March, June, September and December of each year, an "asset coverage" (as defined in the 1940 Act) of at least 200% (or such higher or lower percentage as may be required at the time under the 1940
Act) with respect to all outstanding senior securities of the Fund that are debt or shares, including any outstanding preferred shares. If the Fund fails to maintain the asset coverage required under the 1940 Act on such dates and such failure is not cured within 60 calendar days, the Fund may, and in certain circumstances will be required to, mandatorily redeem the number of preferred shares sufficient to satisfy such asset coverage.

Except as otherwise stated in the Fund's prospectus, specified in the Fund's Governing Documents or resolved by the Fund's Board or as otherwise required by applicable law, holders of Series B Preferred shall be entitled to one vote per share held on each matter submitted to a vote of the shareholders of the Fund and will vote together with holders of common shares and of any other preferred shares then outstanding as a single class. In connection with the election of the Fund's Trustees, holders of the outstanding preferred shares, voting together as a single class, will be entitled at all times to elect two of the Fund's Trustees, and the remaining Trustees will be elected by holders of common shares and holders of preferred shares, voting together as a single class. In addition, if (i) at any time dividends and distributions on outstanding preferred shares are unpaid in an amount equal to at least two full years' dividends and distributions thereon and sufficient cash or specified securities have not been deposited with the applicable paying agent for the payment of such accumulated dividends and distributions or (ii) at any time holders of any other series of preferred shares are entitled to elect a majority of the Trustees of the Fund under the 1940 Act or the applicable statement of preferences creating such shares, then the number of Trustees constituting the Board will be adjusted such that, when added to the two Trustees elected exclusively by the holders of preferred shares as described above, would then constitute a simple majority of the Board as so adjusted. Such additional Trustees will be elected by the holders of the outstanding preferred shares, voting together as a single class, at a special meeting of shareholders which will be called as soon as practicable and will be held not less than ten nor more than thirty days after the mailing date of the meeting notice. If the Fund fails to send such meeting notice or to call such a special meeting, the meeting may be called by any preferred shareholder on like notice. The terms of office of the persons who are Trustees at the time of that election will continue. If the Fund thereafter pays, or declares and sets apart for payment in full, all dividends and distributions payable on all outstanding preferred shares for all past dividend periods or the holders of other series of preferred shares are no longer entitled to elect such additional Trustees, the additional voting rights of the holders of the preferred shares as described above will cease, and the terms of office of all of the additional Trustees elected by the holders of the preferred shares (but not of the Trustees with respect to whose election the holders of common shares were entitled to vote or the two Trustees the holders of preferred shares have the right to elect as a separate class in any event) will terminate at the earliest time permitted by law. Unless a higher percentage is required under the Governing Documents or applicable provisions of the Delaware Statutory Trust Act or the 1940 Act, the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding preferred shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the preferred shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, changes in the Fund's subclassification as a closed-end investment company to an open-end company or changes in its fundamental investment restrictions. An increase in the number of authorized preferred shares pursuant to the Governing Documents or the issuance of additional shares of any series of preferred shares pursuant to the Governing Documents shall not in and of itself be considered to adversely affect the rights and preferences of the preferred shares. The holders of preferred shares will have no preemptive rights or rights to cumulative voting.